Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Leveraged NZD Bear Notes Due December 17, 2009
Final Term Sheet

Aggregate Principal Amount:	$102,757,000. The Aggregate Principal Amount may be increased prior to the Issue Date and, in that event, additional Notes may be sold at a different Issue Price.

Trade Date:	May 27, 2008

Issue Date:	June 17, 2008

Maturity Date:

December 17, 2009 (the “Stated Maturity Date”) unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day unless it would thereby fall in the next calendar month, in which case the Maturity Date will be the Business Day immediately preceding the Stated Maturity Date.

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Basket Currencies:	Brazilian Real (“BRL”), Norwegian Krone (“NOK”) and U.S. Dollar (“USD” or “$”) (each, a “Basket Currency”).

CCY Initial:	BRL per NZD = 1.3870

NOK per NZD = 3.8015

USD per NZD = 0.7272

CCY Final:

For each Basket Currency, the spot exchange rate between NZD and such Basket Currency expressed as the amount of the applicable Basket Currency unit per NZD for customary settlement in the spot foreign exchange market as determined by the Calculation Agent at 4:00 p.m. (London time) on the Determination Date by reference to the WM Company Fix LDN 4pm Mid.

Determination Date:	December 3, 2009, unless such day is not a Business Day, in which case the Determination Date shall be the immediately preceding Business Day.

CUSIP:	00254EEY4

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.